Exhibit 99.1
CONTACTS:

(Media):	Tony Lentini	(713) 296-6227
	Bill Mintz	(713) 296-7276

(Investor):	Robert Dye	(713) 296-6662
	David Higgins	(713) 296-6690

(Web site):	www.apachecorp.com
FOR RELEASE AT 7:45 A.M. CENTRAL TIME
APACHE THIRD-QUARTER EARNINGS: $646 MILLION OR $1.94 PER SHARE
Record production of 513,000 boe/day on 35 percent increase in gas output
     Houston, Oct. 26, 2006 – Apache Corporation (NYSE, Nasdaq: APA) today reported third-quarter earnings of $646 million or $1.94 per diluted common share as worldwide production rose to a record 513,000 barrels of oil equivalent (boe) per day, up 13 percent from the prior-year period. Apache earned $686 million or $2.05 per share in the prior-year period.
     Third-quarter results include a non-recurring gain of $174 million on the sale of assets in China; a $92 million, one-time prior-period adjustment reflecting increased tax rates in the United Kingdom; and a $24 million negative adjustment related to foreign currency fluctuations.
     Cash from operations before changes in operating assets and liabilities totaled $1.3 billion, up from $1.26 billion in the year-earlier period. (This is a non-GAAP measure; see reconciliation below.)
     Apache’s gas production averaged 1.7 billion cubic feet (Bcf) per day, up 35 percent from the prior-year period and up 9 percent from the second quarter. Apache produced 228,551 barrels of liquid hydrocarbons per day, down 6 percent from the third quarter of 2005 and a 5 percent decline from the second quarter, as a result of the sale of the Zhao Dong field in China and shut-ins in the North Sea and Egypt.

     “We are pleased with Apache’s progress thus far in 2006,” said G. Steven Farris, president and chief executive officer. “We plowed through a lot of variables during the third quarter; despite extended shut-ins in the North Sea and Egypt and the sale of our China assets, Apache’s worldwide production increased 2.4 percent from the second quarter to an all-time high of 513,000 boe per day.
     “Our North Sea production has been stable thus far in October and, barring any unforeseen events, we should exit 2006 with production rates 20 percent higher than we started the year, giving us good momentum going into 2007,” Farris said.
     “We remain on track to achieve 10 to 15 percent production growth this year,” Farris said. “We expect a strong finish to a record year in nearly every financial and operational aspect.”
     Apache received $63.66 per barrel of oil in the quarter, up about 9 percent from the prior-year period and down 1 percent from the second quarter; and $4.83 per thousand cubic feet of gas, down 26 percent from the year-earlier period and a 3 percent drop from the second quarter of 2006.
THIRD-QUARTER OPERATIONAL UPDATE
     U.S. Central Region production increased to 265 million cubic feet (MMcf) and 31,727 barrels of liquids per day on drilling success at Stiles Ranch in the Texas Panhandle, the Red Fork and Springer formations in Western Oklahoma, and in the Permian Basin.
     Gulf Coast Region production increased to 455 MMcf of gas and 44,165 barrels of liquids per day during the third quarter as Apache took over operations on 96 platforms acquired from BP. Recovery from hurricanes Katrina and Rita is progressing, although net production of

3,000 barrels and 10 MMcf per day will likely remain shut-in at year end. Apache expects to recover those volumes during the first half of 2007.
     In Canada, Apache’s third-quarter production was flat with the second quarter, averaging 422 MMcf and 22,613 barrels per day. Production was up 8 percent from the prior-year period on a barrel-equivalent basis.
     Although the BP pipeline shut-in impacted third-quarter production from the North Sea, the company shifted planned maintenance at the Delta platform to coincide with the pipeline shut-in. The downtime reduced the region’s production by 13,000 barrels per day during the quarter. During October, gross production has averaged approximately 70,000 barrels per day.
     The North Sea Region continues to make progress on facilities upgrade projects, including the electric generation/gas and power ring project, which should result in substantial fuel savings and reliability. The first well from the Charlie platform to determine the westerly extent of the Forties Field was spudded; if successful, this project could extend the field to the west. Apache also began its North Sea exploration program.
     In Australia, Apache established a single-day gas production record of 240 MMcf and a quarterly record of 204 MMcf per day, up 11 percent from the second quarter. Apache submitted a field development plan to regulatory agencies for the Van Gogh/Theo oil field in the Exmouth area off Western Australia. The project is expected to commence production in the second half of 2008 with net production rates of 20,000 barrels per day.
     Net production in Egypt declined 3 percent from the second quarter, mainly the result of a 14-day shut-in at the Shell-operated Obayied gas processing plant and 10-day shut-ins at Apache’s Salam and Tarek plants for maintenance; the shut-ins also impacted condensate production associated with the gas. However, Apache set records for gross operated production: 120,374 barrels of oil per day on July 7 and 525 MMcf of gas per day on Sept. 13. Apache also drilled a new-field discovery: The Hathor Deep 1X wildcat tested 12 MMcf per day from the Alem el Buieb formation. The Qasr 34 well extended the Qasr field – already Apache’s largest discovery – approximately 1.6 miles to the northwest and appraised a previously unproven area of 2,700 acres.
     Apache’s operating costs increased 12 percent from the second quarter to $7.67 per boe. Costs in Canada, Australia, Egypt and Argentina were flat to lower, and Central Region costs were up slightly. North Sea operating costs were up 39 percent because they were spread over much lower volumes. Gulf Coast Region costs were up 31 percent because the focus shifted from hurricane-related activity to the backlog of workovers and maintenance.
     In China, the $174 million gain was the result of Apache’s sale of its 24.5 percent interest the Zhao Dong block for $260 million.
     Apache Corporation is a discoverer and producer of oil and gas energy resources for the advancement of mankind in the interest of long-term investors seeking share appreciation.
-end-
     EDITOR’S NOTE: Apache will webcast a conference call to discuss its third-quarter results at 1 p.m. Central Time, Thursday, Oct. 26, from Apache’s Web site, http://www.apachecorp.com . The conference call will be available for delayed playback by telephone for one week beginning at approximately 5 p.m. on Oct. 26. To access the telephone playback, dial (719) 457-0820 and provide Apache’s confirmation code, 2427547. The webcast replay and podcast will be archived on Apache’s Web site. To have the podcast delivered to you, sign up for Financial RSS Feeds at http://investor.apachecorp.com/rss.cfm. To be reminded of the live webcast, sign up for E-mail Alerts at http://investor.apachecorp.com/alerts.cfm.
     This news release contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding production, operating costs, exploration and acquisition activities. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions and uncertainties. There is no assurance that Apache’s expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements.

APACHE CORPORATION
FINANCIAL INFORMATION
(In thousands, except per share data)

	For the Quarter		For the Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
REVENUES AND OTHER:
Oil and gas production revenues	$2,072,815	$2,051,744	$6,108,240	$5,452,928
Gain on China divestiture	173,545	—	173,545	—
Other	15,121	9,308	40,316	29,643

	2,261,481	2,061,052	6,322,101	5,482,571

OPERATING EXPENSES:
Depreciation, depletion and amortization	487,542	357,159	1,301,557	1,055,583
Asset retirement obligation accretion	22,762	13,527	64,268	40,016
Lease operating costs	361,784	279,995	965,800	768,596
Gathering and transportation costs	24,815	23,571	76,728	73,529
Severance and other taxes	117,704	150,394	432,520	309,173
General and administrative	53,781	50,047	151,644	152,460

Total operating expenses	1,068,388	874,693	2,992,517	2,399,357

OPERATING INCOME	1,193,093	1,186,359	3,329,584	3,083,214

FINANCING COSTS:
Interest expense	61,074	43,517	154,073	133,590
Amortization of deferred loan costs	501	521	1,530	3,226
Capitalized interest	(16,108)	(14,990)	(46,183)	(42,653)
Interest income	(3,481)	(2,201)	(13,112)	(4,003)

Net financing costs	41,986	26,847	96,308	90,160

INCOME BEFORE INCOME TAXES	1,151,107	1,159,512	3,233,276	2,993,054
Provision for income taxes	504,043	472,517	1,201,666	1,157,546

NET INCOME	647,064	686,995	2,031,610	1,835,508
Preferred stock dividends	1,420	1,420	4,260	4,260

INCOME ATTRIBUTABLE TO COMMON STOCK	$645,644	$685,575	$2,027,350	$1,831,248

BASIC NET INCOME PER COMMON SHARE	$1.96	$2.08	$6.14	$5.57

DILUTED NET INCOME PER COMMON SHARE	$1.94	$2.05	$6.08	$5.49

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	329,643	329,219	329,971	328,615

APACHE CORPORATION
FINANCIAL INFORMATION
(In thousands)

	For the Quarter		For the Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
COSTS INCURRED:
North America exploration and development	$581,483	$617,123	$1,830,782	$1,657,329
International exploration and development	307,837	308,507	777,267	874,165

	$889,320	$925,630	$2,608,049	$2,531,494

Oil and gas property acquisitions	$518,588	$10,172	$2,252,163	$35,826

Capitalized interest	$16,108	$14,990	$46,183	$42,653

Asset retirement costs	$231,022	$39,417	$375,708	$76,706

	September 30,	December 31,
	2006	2005
BALANCE SHEET DATA:
Current Assets	$2,380,231	$2,162,077
Property and Equipment, net	20,637,689	16,791,340
Goodwill	189,252	189,252
Other Assets	218,753	129,127

Total Assets	$23,425,925	$19,271,796

Current Liabilities	$3,489,819	$2,186,564
Long-Term Debt	2,189,487	2,191,954
Deferred Credits and Other Noncurrent Liabilities	5,111,575	4,352,063
Shareholders’ Equity	12,635,044	10,541,215

Total Liabilities and Shareholders’ Equity	$23,425,925	$19,271,796

Common shares outstanding at end of period	329,413	330,121
NON-GAAP FINANCIAL MEASURES:
The press release discusses Apache’s cash from operations before changes in operating assets and liabilities. It is presented because management believes the information is useful for investors because it is used internally and widely accepted by those following the oil and gas industry as a financial indicator of a company’s ability to generate cash to internally fund exploration and development activities, fund dividend programs, and service debt. It is also used by research analysts to value and compare oil and gas exploration and production companies, and is frequently included in published research when providing investment recommendations. Cash from operations before changes in operating assets and liabilities, therefore, is an additional measure of liquidity, but is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities.
The following table reconciles net cash provided by operating activities to cash from operations before changes in operating assets and liabilities.

	For the Quarter		For the Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Net cash provided by operating activities	$1,134,745	$1,330,915	$3,399,012	$3,160,096
Changes in operating assets and liabilities	161,824	(67,354)	387,436	232,181

Cash from operations before changes in operating assets and liabilities	$1,296,569	$1,263,561	$3,786,448	$3,392,277

APACHE CORPORATION
FINANCIAL INFORMATION

	For the Quarter		For the Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
FINANCIAL DATA (In thousands, except per share data):

Revenues and other	$2,261,481	$2,061,052	$6,322,101	$5,482,571

Income Attributable to Common Stock	$645,644	$685,575	$2,027,350	$1,831,248

Basic Net Income Per Common Share	$1.96	$2.08	$6.14	$5.57

Diluted Net Income Per Common Share	$1.94	$2.05	$6.08	$5.49

Weighted Average Common Shares Outstanding	329,643	329,219	329,971	328,615

Diluted Shares Outstanding	332,855	334,164	333,402	333,602

PRODUCTION AND PRICING DATA:

OIL VOLUME — Barrels per day
United States	67,996	64,906	64,277	71,860
Canada	20,509	21,974	21,123	22,226
Egypt	54,634	54,728	55,756	54,110
Australia	12,249	16,499	12,146	15,323
North Sea	49,375	67,713	58,370	64,966
Argentina	8,960	1,339	5,632	1,074
China	2,745	6,533	4,234	9,224

Total	216,468	233,692	221,538	238,783

AVERAGE OIL PRICE PER BARREL
United States	$58.39	$53.85	$55.38	$47.72
Canada	66.09	60.66	62.30	52.12
Egypt	66.88	60.38	65.66	53.29
Australia	73.80	66.52	71.67	58.06
North Sea	67.04	60.46	64.68	52.33
Argentina	46.41	39.18	45.03	36.96
China	62.53	50.76	62.73	42.35
Total	63.66	58.66	61.85	51.05

NATURAL GAS VOLUME — Mcf per day
United States	719,324	586,111	653,379	625,716
Canada	422,397	373,079	408,758	366,892
Egypt	207,686	162,386	213,097	154,839
Australia	204,465	138,267	181,143	120,759
North Sea	1,738	2,384	2,055	2,287
Argentina	151,122	2,715	86,275	3,142

Total	1,706,732	1,264,942	1,544,707	1,273,635

AVERAGE NATURAL GAS PRICE PER MCF
United States	$6.27	$7.73	$6.62	$6.71
Canada	5.38	7.17	6.22	6.28
Egypt	4.63	4.97	4.50	4.67
Australia	1.70	1.69	1.65	1.73
North Sea	13.20	10.57	10.79	7.63
Argentina	0.89	1.35	0.91	1.14
Total	4.83	6.54	5.32	5.86

NGL VOLUME — Barrels per day
United States	7,896	7,097	8,088	8,529
Canada	2,104	2,232	2,169	2,187
Argentina	2,083	—	1,154	—

Total	12,083	9,329	11,411	10,716

AVERAGE NGL PRICE PER BARREL
United States	$42.19	$34.54	$39.73	$31.10
Canada	38.66	32.13	36.83	27.59
Argentina	42.15	—	40.31	—
Total	41.57	33.97	39.23	30.38